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                                                                   EXHIBIT 99.1








           AMFM OPERATING INC. ANNOUNCES OFFER TO PURCHASE OUTSTANDING
     10 1/2% SENIOR SUBORDINATED NOTES DUE 2007 AND AMENDMENTS TO INDENTURE

     AUSTIN AND DALLAS, TEXAS, MAY 1, 2000--AMFM Operating Inc. (the "Company"), an indirect subsidiary of AMFM Inc.(NYSE: AFM), announced today that it has commenced a tender offer to purchase for cash any and all of its outstanding
10 1/2% Senior Subordinated Notes due 2007 (CUSIP No. 158916AD8) at a price of $1,096.50 per $1,000 principal amount of the Notes tendered, plus the amount of accrued and unpaid interest to (but excluding) June 2, 2000, the settlement date. The offer expires at 5:00 p.m., New York time, on May 30, 2000, unless extended by the Company.

     Prior to the initiation of the offer, the Company received the irrevocable consent of the holder of the majority in aggregate principal amount of the Notes to certain amendments which, upon completion of the offer and execution of the appropriate documents, will eliminate most of the restrictive covenants and certain other provisions of the indenture pursuant to which the Notes were issued.

     Salomon Smith Barney is acting as dealer-manager in connection with the offer.

     The Company is an indirect subsidiary of AMFM Inc. ("AMFM"), the nation's largest radio broadcasting entity, consisting of the AMFM Radio Group, including The AMFM Radio Networks and the Chancellor Marketing Group, Broadcast Architecture, Inc. and the AMFM New Media Group, including Katz Media and AMFM's Internet operations. Reflecting announced transactions, excluding the divestiture of approximately 65 stations in connection with the merger with Clear Channel Communications, Inc. ("Clear Channel"), AMFM Radio Group consists of approximately 440 stations in close to 100 markets. The AMFM Radio Networks offers syndicated programming nationwide. Chancellor Marketing Group is a full-service sales promotion firm developing integrated marketing programs for Fortune 1000 companies. Broadcast Architecture is a wholly-owned subsidiary of AMFM and provides research, consulting and programming services domestically and internationally. AMFM's Katz Media is the only full-service media representation firm in the United States serving multiple types of electronic media. AMFM's Internet operations focus on developing AMFM's e-commerce Web sites, streaming online broadcasts of AMFM's on-air programming and other media, and promoting emerging Internet and new media concerns.

     AMFM has entered into a merger agreement with Clear Channel (NYSE:CCU) pursuant to which AMFM's stockholders would receive 0.94 shares of Clear Channel common stock for each share of AMFM common stock held on the record date of the transaction. AMFM will subsequently become a wholly-owned subsidiary of Clear Channel. Although there can be no assurance, the merger with Clear Channel is expected to be consummated in the second half of 2000.

     This news announcement contains certain forward-looking statements that are based upon current expectations and involve certain risks and uncertainties within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Key risks are described in the Company's reports filed with the U.S. Securities and Exchange Commission. Readers should note that these statements may be impacted by several factors, including economic changes and changes in the broadcasting industry generally and, accordingly, the Company's actual performance and results may vary from those stated herein and the Company undertakes no obligation to update the information contained herein.

CONTACT:

Kevin Mischnick                               Joseph N. Jaffoni, Stewart Lewack
AMFM Operating Inc.                           Jaffoni & Collins Incorporated
(512) 340-7800                                (212) 835-8500; afm@jcir.com